Exhibit 99.1

Thomas & Betts Corporation Reports Second Quarter 2008 Earnings

$2.54 Earnings Per Diluted Share Includes $1.63 Net Benefit from Sale of Equity Interest, Favorable Legal Settlement and Non-Cash Tax Charge

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE: TNB) today reported second quarter 2008 net earnings of $147.8 million or $2.54 per diluted share. Net earnings include a $1.74 per diluted share gain on the previously announced sale of the company’s minority interest in privately held Leviton Manufacturing Company as well as a $0.13 per diluted share benefit from recently settled legacy legal claims. Net income also includes an out-of-period, non-cash tax charge of $14.0 million ($0.24 per diluted share) related to deferred income taxes. In the second quarter of 2007, net earnings were $46.6 million or $0.80 per diluted share.

Second quarter net sales were $641.3 million, up $134.1 million or 26.4 percent compared to last year. Acquisitions contributed $114.1 million or 22.5 percent to the increase while foreign currency benefited sales by approximately $18 million or four percent. Commodity- and energy-related price increases offset lower underlying sales volumes in markets affected by the slowdown in residential construction.

“Thomas & Betts delivered a strong financial performance in the second quarter with excellent margin performance in our underlying businesses and continuing improvement in our acquired businesses,” said Dominic J. Pileggi, chairman and chief executive officer. “Segment earnings were a robust 20 percent of sales despite slight volume declines in our base electrical business and higher commodity and energy costs.

“Our well-balanced product portfolio and proven operating discipline - coupled with the anticipated savings from acquisition integration activities - leave us confident in the ability of our businesses to deliver strong earnings for the full year 2008.”

Second quarter 2008 gross profit was $200.0 million or 31.2 percent of sales, up from 30.5 percent of sales in the prior-year period largely as a result of acquisitions.

Selling, general and administrative (SG&A) expense was $100.5 million or 15.7 percent of sales compared to $84.5 million or 16.6 percent of sales last year. The decrease as a percent of sales reflects the $12 million benefit from the legal settlement. Second quarter 2008 SG&A also includes approximately $7 million of acquisition-related depreciation and amortization expenses.

Second quarter 2008 earnings from operations were up $29.2 million to $99.5 million from $70.3 million in the prior-year period. The increase was due primarily to acquisitions and the legal settlement benefit.

Year-over-year net interest expense increased $8.3 million in the second quarter, largely as a result of funding for acquisitions.

The effective income tax rate in the second quarter was 42.3 percent, a significant increase from last year’s 31.0 percent rate due to the gain on the sale of the company’s minority interest in Leviton Manufacturing Company and the previously noted out-of-period, non-cash tax charge.

SEGMENT RESULTS

Reportable segment earnings increased 27.6 percent to $127.5 million in the second quarter 2008, reflecting the impact of the acquisitions. As a percent of sales, segment earnings were 19.9 percent compared to 19.7 percent last year. Improved performance in the underlying electrical business benefited segment earnings as a percent of sales.

Second quarter Electrical segment sales increased $132.8 million, or 31.8 percent, to $550.8 million compared to the second quarter 2007. Acquisitions contributed $114.1 million or 27.3 percent while foreign currency benefited sales by approximately $17 million or four percent. Commodity- and energy-related price increases offset lower underlying sales volumes in markets affected by the slowdown in residential construction such as retail, utility distribution and light commercial construction.

Second quarter 2008 Electrical segment earnings were $110.8 million or 20.1 percent of sales. This compares to $84.9 million or 20.3 percent of sales last year. Acquisitions contributed $21.8 million of the $25.9 million earnings increase and had a dampening impact on Electrical segment earnings as a percent of sales.

Sales in the Steel Structures segment were $56.4 million, approximately flat with the prior-year period. Segment earnings were $10.5 million, or 18.7 percent of sales compared to $10.0 million or 17.4 percent of sales in the second quarter 2007. Improved project mix led to the earnings increase.

HVAC segment sales increased 6.1 percent to $34.1 million in the second quarter 2008 due to the favorable impact of price increases taken to offset higher operating costs and foreign currency. HVAC segment earnings were $6.2 million or 18.1 percent of sales, compared to $5.1 million or 15.9 percent of sales last year. Improved pricing and product mix contributed to stronger segment earnings.

Corporate expense reflects the previously noted $12 million benefit from the legal settlement.

FIRST HALF RESULTS

For the six months ended June 30, 2008, net sales increased by $255.0 million, or 26.0 percent, to $1,236.8 million compared to $981.8 million in the first half of 2007. Acquisitions contributed $222.8 million or 22.7 percent to the increase while foreign currency benefited sales by approximately $40 million or four percent for the first half of 2008. Underlying sales volumes declined slightly year over year as demand for industrial products did not fully offset weakness in markets affected by the slowdown in residential construction.

Reportable segment earnings were $239.3 million, up 24.3 percent compared to $192.5 million in the first half of 2007. Acquisitions contributed $38.8 million of the $46.8 million increase. As a percent of sales, segment earnings were 19.4 percent in 2008, essentially flat with 2007.

First half 2008 net earnings were $186.1 million or $3.20 per diluted share including the $1.63 per diluted share net benefit from the previously noted Leviton sale, favorable legal settlement and non-cash tax charge. Net earnings also included $0.04 per share of non-recurring, acquisition-related expenses and $0.14 per share of acquisition-related amortization expense. In the first half of 2007, net earnings were $83.7 million or $1.42 per diluted share which included an $0.08 per diluted share legal charge.

BALANCE SHEET HIGHLIGHTS

Thomas & Betts ended the second quarter 2008 with $665 million in total debt, down from $811 million at year end 2007. At June 30, 2008, cash was $288 million compared to $150 million at December 31, 2007.

Major sources of cash in the first half of 2008 included the gross proceeds from the sale of the company’s minority interest in Leviton Manufacturing Company. Major uses of cash in 2008 included the repayment of $115 million of notes in the second quarter and approximately $90 million for two acquisitions completed in the first quarter.

2008 DIRECTIONAL GUIDANCE

“On balance, we believe that current market conditions will continue in the second half and that demand in industrial markets will help offset weakness in residential construction-related markets,” said Pileggi. “In addition, commodity- and energy-related price increases will be more significant in the second half.

“We remain confident that our core businesses and acquisitions will continue to deliver strong earnings growth. We are raising our full year earnings guidance to $5.50 to $5.65 per diluted share, primarily due to the $1.50 net benefit related to the gain from the Leviton sale and non-cash tax charge. The increased guidance also includes approximately $0.07 per share for the benefit of lower net interest expense and a lower effective income tax rate. Previously our guidance was $3.93 to $4.08 per share including the $0.13 per diluted share gain from the legal settlement.”

CORPORATE OVERVIEW Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

NOTE: The attached financial tables support the information in this news release:

Consolidated Statements of Operations

Segment Information

Consolidated Balance Sheets

Consolidated Statements of Cash Flows

Impact of 2007 and 2008 Acquisitions

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call/webcast to discuss the company’s second quarter 2008 results on Wednesday, July 23, 2008 at 11:00 am ET (10:00 am CT). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight ET on Wednesday, July 30, 2008. To access the replay, please call 201-612-7415, account number 9517, pass code 290715.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net sales	$641,317	$507,238	$1,236,821	$981,790

Cost of sales	441,342	352,431	850,585	682,118
Gross profit	199,975	154,807	386,236	299,672
Gross profit - % of net sales	31.2%	30.5%	31.2%	30.5%

Selling, general and administrative	100,489	84,532	216,774	171,861
Selling, general and administrative - % of net sales	15.7%	16.6%	17.5%	17.5%

Earnings from operations	99,486	70,275	169,462	127,811
Earnings from operations - % of net sales	15.5%	13.9%	13.7%	13.0%

Interest expense, net	(11,768)	(3,446)	(24,100)	(6,997)
Other (expense) income, net	(670)	640	(1,947)	480
Gain on sale of equity interest	169,684	-	169,684	-

Earnings before income taxes	256,732	67,469	313,099	121,294

Income tax provision	108,692	20,916	126,898	37,601
Effective tax rate	42.3%	31.0%	40.5%	31.0%

Net earnings from continuing operations	148,040	46,553	186,201	83,693

Loss from discontinued operations, net	(200)	-	(109)	-

Net earnings	$147,840	$46,553	$186,092	$83,693

Basic earnings per share:
Continuing operations	$2.56	$0.81	$3.22	$1.44
Discontinued operations	-	-	-	-
Net earnings	$2.56	$0.81	$3.22	$1.44

Diluted earnings per share:
Continuing operations	$2.54	$0.80	$3.20	$1.42
Discontinued operations	-	-	-	-
Net earnings	$2.54	$0.80	$3.20	$1.42

Average shares outstanding:
Basic	57,819	57,649	57,788	58,191
Diluted	58,246	58,459	58,230	58,980

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Segment Information (In thousands) (Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net sales:
Electrical	$550,795	$418,033	$1,059,565	$807,199
Steel Structures	56,431	57,082	108,391	110,112
HVAC	34,091	32,123	68,865	64,479

Total net sales	$641,317	$507,238	$1,236,821	$981,790

Segment earnings:
Electrical	$110,826	$84,892	$206,947	$161,736
Steel Structures	10,545	9,955	20,587	19,945
HVAC	6,160	5,123	11,795	10,812

Total reportable segment earnings	$127,531	$99,970	$239,329	$192,493

Corporate expense	(3,572)	(13,852)	(16,834)	(31,294)
Depreciation and amortization expense	(21,158)	(12,772)	(43,198)	(25,116)
Share-based compensation expense	(3,315)	(3,071)	(9,835)	(8,272)
Interest expense, net and other (expense) income, net	(12,438)	(2,806)	(26,047)	(6,517)
Gain on sale of equity interest	169,684	-	169,684	-

Earnings before income taxes	$256,732	$67,469	$313,099	$121,294

Segment earnings - % of net sales:
Electrical	20.1%	20.3%	19.5%	20.0%
Steel Structures	18.7%	17.4%	19.0%	18.1%
HVAC	18.1%	15.9%	17.1%	16.8%
Total	19.9%	19.7%	19.4%	19.6%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$288,085	$149,926
Restricted cash	8,500	16,683
Receivables, net	339,652	280,948
Inventories	324,839	271,989
Other current assets	55,746	79,891
Assets of discontinued operations	101,401	106,478
Total current assets	1,118,223	905,915

Net property, plant and equipment	312,680	305,959
Goodwill	924,461	873,574
Other intangible assets	322,215	299,370
Investments in unconsolidated companies	5,360	115,300
Other assets	65,109	67,668

Total assets	$2,748,048	$2,567,786

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$152,142	$116,157
Accounts payable	206,508	180,333
Accrued liabilities	158,377	143,606
Income taxes payable	100,281	10,731
Liabilities of discontinued operations	24,338	18,146
Total current liabilities	641,646	468,973

Long-term debt	512,364	695,048
Other long-term liabilities	163,837	174,831

Shareholders' equity	1,430,201	1,228,934

Total liabilities and shareholders' equity	$2,748,048	$2,567,786

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Year to Date

	June 30,	June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$186,092	$83,693
Adjustments:
Depreciation and amortization	43,198	25,116
Share-based compensation expense	9,831	8,272
Gain on sale of equity interest	(169,684)	-
Changes in operating assets and liabilities, net (a):
Receivables	(54,371)	(52,440)
Inventories	(37,089)	(4,351)
Accounts payable	30,180	15,047
Accrued liabilities	(17,773)	8,588
Income taxes payable	89,658	4,504
Lamson & Sessions change in control payments	(12,685)	-
Other	17,123	2,361
Net cash provided by (used in) operating activities	84,480	90,790

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(18,690)	(17,628)
Purchases of businesses	(90,571)	-
Proceeds from sale of equity interest, net	280,000	-
Obligation from sale of equity interest	20,000	-
Restricted cash used for change in control payments	8,183	-
Other	245	296
Net cash provided by (used in) investing activities	199,167	(17,332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt, net	(146,407)	(197)
Repurchase of common shares	-	(132,958)
Stock options exercised	1,068	18,778
Other	583	5,062
Net cash provided by (used in) financing activities	(144,756)	(109,315)

EFFECT OF EXCHANGE RATE ON CASH	(732)	3,041

Net increase (decrease) in cash and cash equivalents	138,159	(32,816)
Cash and cash equivalents at beginning of period	149,926	370,968
Cash and cash equivalents at end of period	$288,085	$338,152

Cash payments for interest	$26,921	$13,760
Cash payments for income taxes	$27,468	$26,678

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Impact of 2007 and 2008 Acquisitions
(In thousands)
(Unaudited)

	Impact on
	Earnings from Operations

	Quarter Ended	Year to Date
	June 30,	June 30,
	2008	2008

Net sales	$114,137	$222,762

Cost of sales	76,441	150,534
Gross profit	37,696	72,228
Gross profit - % of net sales	33.0%	32.4%

Selling, general and administrative	24,155	51,397
Selling, general and administrative - % of net sales	21.2%	23.1%

Earnings from operations	$13,541	$20,831
Earnings from operations - % of net sales	11.9%	9.4%

	Additional Information (a)

Depreciation and amortization expense	$8,150	$17,498

Share-based compensation expense	$136	$451

(a) Excludes non-recurring acquisition integration and related expenses of $3.2 million incurred in the first quarter.

	Impact on Electrical Segment Earnings
	Quarter Ended			Year to Date
	June 30, 2008			June 30, 2008
	Base	Acquisitions	Total	Base	Acquisitions	Total

Net sales	$436,658	$114,137	$550,795	$836,803	$222,762	$1,059,565

Segment earnings	$88,999	$21,827	$110,826	$168,167	$38,780	$206,947
Segment earnings - % of net sales	20.4%	19.1%	20.1%	20.1%	17.4%	19.5%

CONTACT:
Thomas & Betts
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com